SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                       ----------------------------------


      Date of Report (Date of earliest event reported): September 1, 1995



                              DYNATECH CORPORATION
               (Exact name of Registrant as specified in charter)



Massachusetts                    0-7438                           04-2258582
- ---------------         ------------------------             -------------------
(State or other         (Commission file number)                (IRS employer
jurisdiction of                                              identification no.)
incorporation)


       3 New England Executive Park, Burlington, Massachusetts 01803-5087
              (Address of principal executive offices) (Zip Code)

                                 (617) 272-6100
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

     On  September  1,  1995,  Dynatech  Corporation  (the  "Company")  and  its
wholly-owned indirect subsidiary, Dynatech Communications, Inc. ("DCI"), acquired and assumed the business and certain of the assets and liabilities of Virginia Tele-Path Industries, Inc., a Virginia corporation ("TPI"), pursuant to the terms of an Asset Purchase Agreement dated as of August 23, 1995 among the Company, DCI, TPI and all of the stockholders of TPI (the "Asset Purchase Agreement"). The aggregate consideration paid by the Company and DCI for the business and acquired assets of TPI totaled approximately $23.6 million, and consisted of approximately $9.9 million in cash and approximately 688,100 shares of the Company's common stock, $.20 par value per share (the "Shares"), which Shares were previously held in the Company's treasury. Acquired complete technology and other intangible assets of approximately $8 million are being amortized over five years. Acquisition of incomplete technology of ongoing research and development activities of TPI will result in a one-time, pre-tax charge of approximately $16 million, reflecting an expensing of these in-process research values. Final values will be determined upon completion and review of due diligence.

         In accordance with the terms of the Asset Purchase Agreement, the Company has agreed to use its best efforts to cause the Shares to be registered under the Securities Act of 1933, as amended (the "Act"), to pay substantially all of the expenses of such registration, and to maintain the effectiveness of such registration for a period of 36 months. In addition, in accordance with the terms of the Asset Purchase Agreement, if the Shares have not been registered under the Act prior to November 1, 1995, the Company may be required to repurchase a substantial portion of the Shares at the price at which the Shares were issued to TPI. The Shares to be registered may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         The foregoing description of the terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement which is attached hereto as an exhibit and is incorporated herein by reference.

     TPI, headquartered in Salem, Virginia, is a supplier of communications test equipment, marketing products used by regional Bell operating companies and other communications service providers to test North American Integrated Services Digital Networks (ISDN) technology standards. ISDN is a communications service which turns a standard copper phone line into a high-speed digital link that can send voice and data simultaneously. TPI, with current annualized sales of approximately $20 million, reported sales of $13.6 million and pre-tax income of $3.4 million for calendar 1994. The Company intends to continue to use the assets of TPI within the same industry in which they were used prior to the acquisition.



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
Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of Business Acquired.  Not required.

         (b)      Pro Forma Financial Information.  Not required.

         (c)      Exhibits

                  2.1 Asset Purchase Agreement, dated as of August 23, 1995, by and among Dynatech Communications, Inc., Dynatech Corporation, Virginia Tele-Path Industries, Inc. ("TPI") and the stockholders of TPI.*


                  * The Company will supply the Commission upon request with copies of any exhibit or schedule to Exhibit 2.1 which is not included herein.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized

                              DYNATECH CORPORATION



Dated:  September 7,  1995       By:  ROBERT H. HERTZ
                                      Chief Financial Officer



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